Exhibit 4.4

WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS THIRD AMENDED AND RESTATED VOTING AGREEMENT (the “Agreement”) is made as of March 2, 2011, by and among Whiteglove House Call Health, Inc., a Texas corporation (the “Company”), the parties listed as “Investors” on Schedule I hereto (each, an “Investor” and collectively, the “Investors”), and each of the parties listed as “Common Shareholders” on Schedule II hereto (each, a “Common Shareholder” and collectively, the “Common Shareholders”). The Investors and Common Shareholders are sometimes referred to herein individually as a “Shareholder” and collectively as the “Shareholders.”

RECITALS:

WHEREAS, the Company and certain of the Investors have entered into a Series D Preferred Stock Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) by and among the Company and the Investors named therein, providing, among other things, for the purchase of shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”);

WHEREAS, the Company’s and such Investors’ respective obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, the Company’s Seventh Amended and Restated Certificate of Formation (as amended from time to time, the “Restated Certificate”) provides (i) for so long as any shares of Preferred Stock remain outstanding the holders of Preferred Stock, voting or acting together as a single class, shall be entitled to elect four (4) directors, and (ii) additional members of the Board of Directors shall be elected by the vote of the holders of Common Stock and Preferred Stock, voting or acting together as a single class; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company and the Shareholders have agreed to provide for the future voting of their shares of the capital stock of the Company as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following definitions shall apply:

“Affiliate” of a Shareholder shall mean any person that controls, is controlled by, or is under common control with, or is otherwise affiliated with such Shareholder.

“Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, the Company’s Series A-l Convertible Preferred Stock, par value $0.01 per share (and together with the Company’s Series A Convertible Preferred Stock, the “Series A Preferred Stock”), the Company’s Series B-l Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and the Series D Preferred Stock.

“Stock” shall mean any and all shares of voting stock of the Company, including but not limited to the Common Stock and the Preferred Stock, (i) that are now or hereafter owned (either beneficially or otherwise) by a Shareholder, and (ii) that a Shareholder does not own (either beneficially or otherwise) but as to which such Shareholder has voting power. In the event that any provision of this Agreement calls for a vote of a specified percentage of the stock, such specified percentage shall be determined on an as-converted basis.

2. Composition of Board of Directors. Each Shareholder agrees that in any election of directors of the Company, each Shareholder shall vote all shares of Stock owned or controlled by such Shareholder (or shall consent pursuant to an action by written consent of the holders of capital stock of the Company), including all shares that each Shareholder is entitled to vote under any voting trust, voting agreement, proxy or other arrangement, to elect a Board of Directors composed of six (6) members, designated as follows:

(a) Preferred Directors. At each election of or action by written consent to elect directors in which the holders of Preferred Stock are entitled to elect directors of the Company:

(i) one director (the “Series A Director”) designated by the holders of a majority of the shares of Series A Preferred Stock, voting together as a single class, such Series A Director initially being William Rice;

(ii) one director (the “Series B Director”) designated by the holders of a majority of the shares of Series B Preferred Stock, voting together as a single class, such Series B Director initially being Larry Garatoni;

(iii) one director (the “Series C Director”) designated by the holders of a majority of the shares of Series C Preferred Stock, voting together as a single class, such Series C Director initially being Mark Sherman; and

(iv) one director (the “Series D Director”) designated by the holders of a majority of the shares of Series D Preferred Stock, voting together as a single class, such Series D Director initially being Malcolm T. Kostuchenko.

The Series A Director, Series B Director, Series C Director and Series D Director shall be referred to herein collectively as the “Preferred Directors”.

(b) Additional Directors. At each election of directors in which the holders of Common Stock and the holders of Preferred Stock, voting together as a single class, are entitled to elect directors of the Company:

(i) one director who is the Company’s Chief Executive Officer (or, if there is not a Chief Executive Officer, then the President of the Company) (the “CEO Director”), such CEO Director initially being Robert A. Fabbio; and

(ii) one director designated unanimously by the Preferred Directors and the CEO Director (the “At-Large Director”), such At-Large Director initially being James Treybig.

In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be re-elected if still eligible to serve as provided herein.

(c) Observer Rights.

(i) As long as HQ Investors 3, LLC (together with its Affiliates, “HQ”) holds any shares of Preferred Stock and does not otherwise have a representative on the Company’s Board of Directors, the Company shall invite a representative of HQ to attend all meetings of the Board of Directors in a non-voting capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided that such representative shall, upon the Company’s request, agree in writing to hold in confidence and trust all information so provided; and provided further that the Company reserves the right to exclude such individual from access to any of such materials or meetings or portions thereof if (i) the Board of Directors believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or confidential information or (ii) a majority of the directors of the Company reasonably believes that such access would or could materially impair the due consideration by the Board of Directors of any specific matter.

(ii) As long as Meredith Family Revocable Trust (together with its Affiliates, “MFRT”) holds any shares of Preferred Stock and does not otherwise have a representative on the Company’s Board of Directors, the Company shall invite a representative of MFRT to attend all meetings of the Board of Directors in a non-voting capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided that such representative shall, upon the Company’s request, agree in writing agree to hold in confidence and trust all information so provided; and provided further that the Company reserves the right to exclude such individual from access to any of such materials or meetings or portions thereof if (i) the Board of Directors believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege or confidential information or (ii) a majority of the directors of the Company reasonably believes that such access would or could materially impair the due consideration by the Board of Directors of any specific matter.

3. Grant of Proxy. To ensure the performance of each Shareholder with respect to the agreements set forth herein, each Shareholder hereby appoints the Chairman of the Board of Directors and the Chief Executive Officer of the Company, or either of them from time to time, or their designees, as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote all Stock owned or held by such Shareholder and to execute all appropriate instruments consistent with this Agreement, subject to the provisions of this Agreement, upon any matter presented to the shareholders of the Company, if and only if such Shareholder fails to vote all of such Shareholder’s Stock or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of the Company’s or any other party’s written request for such Shareholder’s written consent or signature. The proxies and powers granted by each Shareholder pursuant to this Section 3 are coupled with an interest and are given to secure the performance of such Shareholder’s commitments under this Agreement. Such proxies shall be irrevocable for the term of this Agreement and shall survive the death, incompetence, disability, merger, reorganization, dissolution or winding up of such Shareholder. Except as provided above, no Shareholder shall grant a proxy with respect to, transfer any voting control over, or create any right to vote any shares of Stock of the Company without the prior written consent of the Company.

4. Subsidiary Governing Bodies. Unless otherwise mutually agreed to by (i) the holders of at least sixty-five percent (65%) of the shares of Stock subject hereto voting together as a single class, (ii) the holders of a majority of the shares of Series A Preferred Stock voting together as a single class, (iii) the holders of a majority of the shares of Series B Preferred Stock voting together as a single class, (iv) the holders of a majority of the shares of Series C Preferred Stock voting together as a single class, (v) the holders of a majority of the shares of Series D Preferred Stock voting together as a single class, and (vi) the Company, the members of the Board of Directors, as the same shall be constituted from time to time, shall also constitute the board of directors or equivalent governing body of each subsidiary of the Company.

5. Vote to Increase Authorized Common Stock. Each Shareholder agrees to vote or cause to be voted all shares of Stock owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner, as long as it is consistent with the Restated Certificate, as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

6. Obligations of the Company. The Company shall use its best efforts and shall exercise all authority under applicable law to cause to be nominated for election and cause to be elected or appointed, as the case may be, as directors of the Company, a slate of directors consisting of individuals meeting the requirements of Section 2. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Investors hereunder against impairment. Each Shareholder hereby agrees to vote, cause to be voted or sign a written consent with respect to all of its shares in favor of a slate of directors consisting of individuals meeting the requirements of Section 2.

7. Vacancies; Removal. In the event of any vacancy in the Board of Directors, each Shareholder agrees to vote all outstanding shares of Stock owned or controlled by such Shareholder and to use such Shareholder’s best efforts to fill such vacancy so that the Board of Directors will be comprised of directors designated as provided in Section 2. Each Shareholder agrees to vote all outstanding shares of Stock owned or controlled by such Shareholder for the removal of a director whenever (but only whenever) there shall be presented to the Board of Directors the written direction that such director be removed, signed by: (i) the holders of a majority of the shares of Series A Preferred Stock, voting together as a single class, in the case of the Series A Director, (ii) the holders of a majority of the shares of Series B Preferred Stock, voting together as a single class, in the case of the Series B Director, (iii) the holders of a majority of the shares of Series C Preferred Stock, voting together as a single class, in the case of the Series C Director, (iv) the holders of a majority of the shares of Series D Preferred Stock, voting together as a single class, in the case of the Series D Director, and (v) the Preferred Directors and the CEO Director, in the case of the At-Large Director. In any such event, the Board of Directors shall solicit the vote of the Shareholders entitled to remove such director in order to effect such removal. In addition, in the event that the person serving as the CEO Director ceases to serve as the Company’s Chief Executive Officer or President, as the case may be, the Shareholders agree to vote all outstanding shares of Stock owned or controlled by them for the removal of such CEO Director at the request of a majority of the Board of Directors (excluding the CEO Director).

8. Indemnification Agreements and D&O Insurance.

(a) As of the date that any person is first elected or appointed to the Board of Directors, the Company shall enter into an indemnification agreement in substantially the form attached as Exhibit A hereto with such person.

(b) The Company shall use its commercially reasonable efforts to obtain, within one hundred twenty (120) calendar days of the date hereof, from financially sound and reputable insurers, directors and officers insurance with coverage customary for companies similarly situated to the Company, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors (including the approval or consent of a majority of the Preferred Directors). The Company will use commercially reasonable efforts to maintain the directors and officers insurance required by this Section 8, except as otherwise decided in accordance with policies adopted by the Company’s Board of Directors (including the approval or consent of a majority of the Preferred Directors). Such policy shall not be cancelable by the Company without prior approval of the Board of Directors (including the approval or consent of a majority of the Preferred Directors).

9. Expenses. The Company shall reimburse all members of its Board of Directors who are not employees of the Company for all reasonable out of pocket expenses related to meetings of the Board of Directors.

10. No Liability for Election of Recommended Directors. No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director or for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

11. Legend. The Shareholders agree that each certificate of each of the Company’s classes of stock held of record by the Shareholders shall bear a legend (which shall be made conspicuous by using capital letters, bold-face or contrasting type, underlining or by similar means) in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT, A COPY OF WHICH HAS BEEN DEPOSITED WITH THE COMPANY AT ITS PRINCIPAL OFFICE AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST.”

The Company consents and agrees to the placement of such legend on certificates evidencing stock of any of the Company’s classes of stock issued to a Shareholder and agrees to endorse the foregoing legends on such certificates and to notify any potential transferee of a Shareholders’ shares of stock of this Agreement.

12. Termination. This Agreement shall terminate at such time as the Investors (together with their Affiliates) shall no longer be the owner of any Stock. Unless sooner terminated in accordance with the preceding sentence, this Agreement shall terminate at the earliest to occur of: (i) immediately prior to the closing of a firm underwritten initial public offering of Common Stock under the Securities Act; (ii) upon (A) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any stock purchase transaction, merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding (x) any transaction effected for the purpose of changing the Company’s jurisdiction of incorporation and (y) the sale by the Company of shares of its capital stock to investors in bona fide equity financing transactions, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the surviving or acquiring entity or its direct or indirect parent entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the Company’s shareholders of record as constituted immediately prior to such transaction or series of related transactions and (B) a sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; or (iii) with the written consent of the Investors holding at least (A) sixty-five percent (65%) of the shares of Stock subject hereto, (B) a majority of the shares of Series A Preferred Stock voting together as a single class, (C) a majority of the shares of Series B Preferred Stock voting together as a single class, (D) a majority of the shares of Series C Preferred Stock voting together as a single class, and (E) a majority of the shares of Series D Preferred Stock voting together as a single class.

13. Miscellaneous.

(a) Binding Effect. In addition to any restriction on transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the Shareholders and their respective permitted transferees, heirs, executors, administrators, successors and assigns; provided, however, that the Company shall not effect any transfer of Stock subject to this Agreement on its books or issue a new certificate for such Stock unless the transferee of such Stock shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit B. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(B) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(c) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(d) Entire Agreement. This Agreement, including the schedules attached to this Agreement, and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Each party hereto hereby acknowledges and agrees that this Agreement amends and supersedes in their entirety all preceding agreements regarding the subject matter hereof.

(e) Amendments. This Agreement may be altered, amended, waived or modified at any time only upon approval of such alteration, amendment, waiver or modification (each, an “Amendment”) by the written consent of (i) the Company, (ii) Shareholders holding a majority of the shares of Series A Preferred Stock voting together as a single class, (iii) Shareholders holding a majority of the shares of Series B Preferred Stock voting together as a single class, (iv) Shareholders holding a majority of the shares of Series C Preferred Stock voting together as a single class, and (v) Shareholders holding a majority of the shares of Series D Preferred Stock voting together as a single class; provided, however, that any Amendment affecting a Shareholder’s right to designate a director of the Company or a Shareholder’s board observer right pursuant to Section 2 hereof shall not be binding unless the Shareholder or Shareholders holding a majority of such shares of voting stock entitled to designate such director or provide a board observer has agreed in writing to such Amendment; provided further, that any Amendment which would disproportionately and adversely affect any one Shareholder relative to the other Shareholders must be approved by such disproportionately affected Shareholder. The Company shall promptly notify the holders of each class of the Company’s voting stock that an Amendment has been approved in accordance with the terms of this subsection. Any Amendment effected in accordance with this Section 13(e) shall be binding upon each Investor, each Common Shareholder and the Company. Notwithstanding anything to the contrary in this Section 13(e), in the event of a subsequent closing with an investor as provided for in the Purchase Agreement, such investor shall become a party to this Agreement as an “Investor” upon the Company’s receipt from such investor of an executed counterpart signature page to this Agreement, and such addition of an Investor, in such capacity, shall not be deemed to constitute an amendment hereof. Notwithstanding anything to the contrary in this Section 13(e), additional holders of Common Stock may be added as parties to this Agreement as a “Common Shareholder” upon receipt from such holder of an executed counterpart signature page to this Agreement, substantially in the form attached hereto as Exhibit C, and such addition of a Common Shareholder, in such capacity, shall not be deemed to constitute an amendment hereof.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by commercial delivery service, mailed by registered or certified mail (return receipt requested), sent via facsimile (with confirmation of receipt) or electronic mail to the parties at the address for such party set forth herein (or at such other address for a party as such party may designate pursuant to this Section 13(f)):

(i) If to the Company:

     Whiteglove House Call Health, Inc.

     5300 Bee Cave Road

     Building I, Suite 100

     Austin, Texas 78746

     Fax: 512-266-7330

     Attn: Robert A. Fabbio

     Email: bfabbio@housecallhealth.com

     with a copy (which shall not constitute notice) to:

     Andrews Kurth LLP

     111 Congress Avenue, Suite 1700

     Austin, Texas 78701

     Fax: 512-320-9292

     Attn: Carmelo M. Gordian

     Email: carmelogordian@akllp.com

(ii) If to an Investor, at the address for such Investor set forth on Schedule I hereto.

(iii) If to the Common Shareholders, at the address for such Common Shareholder set forth on Schedule II hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed by the sender promptly after transmission by the sender in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 13(f) if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

(g) Consent to Electronic Notice. Each Shareholder generally consents to the delivery of any shareholder notice pursuant to the Texas Business Organizations Code, as amended or superseded from time to time, by electronic transmission at the electronic mail address or the facsimile number set forth below such Shareholder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given via electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. The Shareholders agree to promptly notify the Company of any change in such Shareholders electronic mail address, but failure to do so shall not affect the foregoing.

(h) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.

(i) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Shareholder for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company and each of the Shareholders waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(j) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(k) Joint Product. This Agreement is the joint product of the Company and the other parties hereto and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Company and the other parties hereto and shall not be construed against any party hereto.

(l) Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(m) Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

(n) Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

(o) Sale, Sell, Transfer, etc. The words “sale,” “sell,” “transfer,” and the like shall include any disposition by way of transfer with or without consideration, to any persons for any purpose and include, without limitation, public or private offerings, exchanges, mergers, consolidations, reorganizations, redemptions, or any other transaction affecting the stock of the Company held by the Common Shareholders and Investors.

(p) Ownership. Each Common Shareholder and each Investor represents and warrants that, as of the date hereof, such Common Shareholder or Investor is the sole and legal owner, beneficially and of record, of the shares of stock subject to this Agreement and that no other person has any right, title or interest (other than a community property interest) in such shares.

(q) Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization, or the like, any securities issued with respect to the shares of Common Stock or Preferred Stock held by the Common Shareholders or Investors shall become subject to the terms of this Agreement.

(r) Aggregation of Stock. All shares of the Company’s Stock held or acquired by a Shareholder and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, any shares of Stock held by a Shareholder that (X) is a partnership, limited liability company or corporation shall be deemed to include shares held by (i) entities affiliated with such partnership, limited liability company or corporation, (ii) any partner (or retired partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (iii) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (iv) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (v) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder or (Y) is an individual shall be deemed to include shares held by (i) the estate of such individual or (ii) the spouse, siblings, lineal descendants or ancestors of such individual and any custodian or trustee for the benefit of any of the foregoing persons. Notwithstanding the foregoing, in the event that the holders of a particular series of Preferred Stock are entitled to exercise a right hereunder, the holders of that particular series of Preferred Stock who are a party to this Agreement shall not be permitted to aggregate any other shares of Stock other than shares of that particular series of Preferred Stock for the purposes of determining the availability of such right under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement to be effective as of the date first set forth above.

COMPANY:

WHITEGLOVE HOUSE CALL HEALTH, INC.

By:	/s/ Robert A. Fabbio
Robert A. Fabbio
President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement to be effective as of the date first set forth above.

INVESTORS:

TRAFLT, LLC

By:	/s/ Robert A. Fabbio
Manager

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement to be effective as of the date first set forth above.

INVESTORS:

IRA FBO Robert A. Fabbio Pershing LLC as Custodian Account Number: 5U9 986364

By:	/s/ Robert A. Fabbio
Robert A. Fabbio

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first set forth above.

INVESTORS:

/s/ William Rice
William Rice

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first set forth above.

INVESTORS:

HQ INVESTORS 3, LLC

By:	/s/ Lawrence Garatoni
Lawrence Garatoni, Authorized Member

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first set forth above.

INVESTORS:

WR HAMBRECHT VENTURES II, L.P.

By:	/s/ Alan Katz
Name:	Alan Katz
Title:	Manager

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first set forth above.

INVESTORS:

HIDDEN LION PARTNERS I, LLC

By:	Hidden Lion Partners Management Company, LLC, its Managing Director

By:	/s/ Mark Sherman
Mark Sherman, Managing Director

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement as of the date first set forth above.

INVESTORS:

ENHANCED EQUITY FUND II, L.P.

By:	EEF Partners II LLC, its General Partner

By:	/s/ Malcolm T. Kostuchenko
Malcolm T. Kostuchenko, Managing Partner

EEF II CO-INVEST LLC

By:	/s/ Andrew M. Paul
Andrew M. Paul, Sole Member

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement to be effective as of the date first set forth above.

COMMON SHAREHOLDERS:

/s/ Robert A. Fabbio
Robert A. Fabbio

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Voting Agreement to be effective as of the date first set forth above.

COMMON SHAREHOLDERS:

Robert A. Fabbio

WHITEGLOVE HOUSE CALL HEALTH, INC.

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED VOTING AGREEMENT

SCHEDULE I

SCHEDULE OF INVESTORS

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
IRA FBO “Robert A. Fabbio” c/o Pershing, LLC One Pershing Plaza Jersey City, NJ 07399		68,302	113,837

TRAFLT, LLC 215 Bella Riva Austin, Texas 78734 Fax: 512-266-7330	2,216,667	32,448

Monica Fabbio 215 Bella Riva Austin, Texas 78734 Fax: 512-266-7330		40,000

Wilson G. Allen 403 Buckeye Trail Austin, Texas 78746 wilson@westlakellc.com		50,000

Rudge Allen Investment Company 403 Buckeye Trail Austin, Texas 78746 wilson@westlakellc.com		25,000

Eric Rothfus 4 Coleridge Lane Austin, Texas 78746 eric.rothfus@guggenheimpartners.com		50,000

Ed Ateyeh 4410 Michaels Cove Austin, Texas 78746 taylor@colltech.com		50,000	22,767

Laura J. Kilcrease 7504 Clove Cove Austin, Texas 78750 Fax: 512-346-0082 laura@tritonventures.com		25,000	11,383

Famiglia Ciola, LLC 803 Hurst Creek Road Austin, Texas 78734 dciola@asglp.com		50,000		14,632

Paul Twitchell 2011 Crosby Road Wayzata, Minnesota 55391 ptwitchell@whiteboxadvisors.com		50,000	45,535

Meredith Family Revocable Trust 248 Addie Roy Road, Suite C-200 Austin TX 78742 Fax: 512-732-0225		266,600	190,000	61,282

SCHEDULE I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
JMM PTLP Ltd. c/o Randy McFadden Telephone Management 609 Castle Ridge Road, Suite 215 Austin, Texas 78746 512-327-4454 (fax) 512-327-5561 rmcfadden@telephonemanagement.com		125,000

Nicholas J. Nascone 217 Bella Riva Austin, Texas 78734 512-413-3657 nick@nascone.com		25,000	11,384

Jeffrey S. Muir Fulcrum Ventures 1040 Crown Pointe Parkway, Suite 330 Atlanta, Georgia 30338 770-551-6300 (fax) 770-551-6330		12,500

William Rice 3601 Travis County Circle Austin, Texas 78735 brice@housecallhealth.com	1,108,333	1,350

Michael Hancock 3701 Whitt Loop Austin, Texas 78749 512-422-3093 mhancock@housecallhealth.com		2,652		776

HQ Investors 3, LLC Anthony Wright 1150 Lakeway Drive, Suite 207 Austin, TX 78734 tony.wright@hqinvestments.com			684,655	199,166

W. W. McAllister III 4940 Broadway #305 San Antonio, TX 78209 bomcallister@sbcglobal.net			68,302

Three Lee Investments Limited 970 Isom Road San Antonio, TX 78209 Fax: 866-511-1249 slee@qlee.net			136,604

Andrews Kurth LLP 111 Congress Ave., Suite 1700 Austin, Texas 78701 Attn: Carmelo M. Gordian Fax: 512-320-9292			6,830

SCHEDULE I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
St. James’s Park Ventures, LP 3801 N. Capital of Texas Highway Suite E-240, #62 Austin, TX 78746 steve@sjpholding.com			45,535	61,282

Will McAlister 4940 Broadway #305 San Antonio, TX 78209 Fax: 210-824-7028			22,767

WR Hambrecht Ventures II, L.P. Margo Ranucci WR Hambrecht + Co Private Equity Administrator/Compliance Administrator Pier 1, Bay 3 San Francisco, CA 94111 Tel. (415) 551-8649 Fax: (415) 551-8625 mranucci@wrhambrecht.com			387,049

Spersibs, LP 5300 Bee Cave Road Bldg 1-220 Austin, TX 78746 Phil@psper.com			20,400	13,727

Accent Texas Fund II, L.P. 5300 Bee Caves Road Building 1, Suite 240 Austin, TX 78746 Attention: Mansoor Ghori Fax: 5120306-9967 mansoororg@accentcap.com				76,603

Hidden Lion Partners I, LLC Attn: Mark Sherman 2506 Union Street San Francisco, CA 94123 Tel. (415) 734-1977 Fax: (415) 996-3355 mark@hiddenlion.com				1,532,050

Enhanced Equity Fund II, L.P. Attn: Malcolm T. Kostuchenko c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386					2,182,858

SCHEDULE I

INVESTOR	SERIES A PREFERRED STOCK HELD	SERIES A-1 PREFERRED STOCK HELD	SERIES B-1 PREFERRED STOCK HELD	SERIES C PREFERRED STOCK HELD	SERIES D PREFERRED STOCK HELD
EEF II Co-Invest LLC Attn: Malcolm T. Kostuchenko c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386					133,619

Enhanced Capital Texas Fund II, LLC Attn: Paul Kasper c/o Enhanced Capital Partners, Inc. 601 Lexington Avenue, 55th Floor New York, NY 10022 Fax: 212-207-3386				153,205

Andrew M. Paul 283 Pondfield Road Bronxville, NY 10708 Fax: 212-207-3386 apaul@enhancedcap.com				153,205

Jonathon Kaiden 515 W. 52nd Street Apartment PHIF New York, NY 10019 Fax: 212-207-3386 jkaiden@enhancedcap.com				7,660

Barry Osherow 32 South Bedford Rd. Pound Ridge, NY 10576 bosherow@yahoo.com				3,064

Paul S. Kasper 161 Hudson Street Apt #2C New York, NY 10013				7,660

Michael Korengold 10 Dellwood Circle Bronxville, NY 10708 Fax: 212-207-3386 mkorengold@enhancedcap.com				4,596

TOTAL	3,325,000	873,852	1,767,048	2,288,908	2,316,477

SCHEDULE I

SCHEDULE II

SCHEDULE OF COMMON SHAREHOLDERS

Name/Address	Common Shares
Robert A. Fabbio 215 Bella Riva Austin, Texas 78734 Fax: 512-266-7330 Email: bob@fabbio.com	33,814

William Rice 3601 Travis County Circle Austin, Texas 78735 brice@housecallhealth.com	16,186

Danny Bone 130 Walnut Tree Loop Georgetown TX 78633	12,000

Sebastian Brocher 7313 Rimcrest Cove Austin TX 78735	43,496

George Catlin 5304 Wishek Cove Austin TX 78730	6,000

Richard Willis 2701 Regents Park Austin TX 78746	30,500

Kylie Jordan Bruehler Irrevocable Trust	5,000

Majin Castillo 1300 Annie Lane Libertyville, IL 60048	7,500

Donnie Hromadka 3104 Fort Worth Trail Austin TX 78748	10,000

Jimmy Treybig 10915 Bee Caves Road Austin TX 78733	39,000

Total	203,496

SCHEDULE II

EXHIBIT A

FORM OF INDEMNITY AGREEMENT

EXHIBIT A

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Third Amended and Restated Voting Agreement dated as of March 2, 2011, (the “Agreement”) by and among Whiteglove House Call Health, Inc., a Texas corporation (the “Company”), and certain of its Shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), which shares are subject to the terms and conditions of the Agreement.

2. Agreement. As partial consideration for such transfer, Transferee (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, to the same extent and with the same rights and obligations as the person(s) from which such Stock is received and (ii) hereby agrees to become a party to the Agreement with the same force and effect as if Transferee were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed below Transferee’s signature below.

4. Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this          day of                     ,          .

TRANSFEREE:

Title:
Address:
Fax:

Spouse: (if applicable):

Name:

Acknowledged and accepted on                     ,

WHITEGLOVE HOUSE CALL HEALTH, INC.

By:
Name:
Title:

EXHIBIT B

EXHIBIT C

SIGNATURE PAGE TO WHITEGLOVE HOUSE CALL HEALTH, INC.

THIRD AMENDED AND RESTATED VOTING AGREEMENT

The undersigned hereby executes, delivers and agrees to become a party as a Common Shareholder under the Third Amended and Restated Voting Agreement dated March 2, 2011 (the “Agreement”). Schedule II to the Agreement is hereby amended to add the Common Shareholder as set forth below.

EXECUTED AND DATED this          day of                      ,          .

[signature block for entities]
(Print Name of Entity)

By:

Name:

Title:

[signature block for entities]
(Signature)

(Print Name of Individual)

Address:

Fax:

Acknowledged and accepted on                     ,

WHITEGLOVE HOUSE CALL HEALTH, INC.

By:
Name:	Robert A. Fabbio
Title:	Chief Executive Officer

EXHIBIT C